Exhibit 99.7

Assicurazioni Generali S.p.A., Intesa Sanpaolo S.p.A., Mediobanca S.p.A., Sintonia S.A. comunicate that as of today Telco S.p.A. – a company participated by them together with Telefonica S.A. – has received 749,827,264 ordinary shares of Telecom Italia S.p.A., representing 5.6% of its share capital by means of contribution by Assicurazioni Generali S.p.A. and Mediobanca S.p.A. and purchased for a total price of Euro 4,161 million 100% of the Olimpia S.p.A. share capital, which in turn holds 2,407,345,359 ordinary shares of Telecom Italia S.p.A., representing 18% of its ordinary share capital.

On October 23, 2007, ANATEL (the brazilian TLC Authority) has resolved to authorise the closing of the transaction, providing with regard to the Barsilian market certain measures to be implemented following completion of the acquisition. The contents of ANATEL resolution has been published on ANATEL’s website www.anatel.gov.br.

The acquisition of Olimpia S.p.A. has been funded, as to Euro 3,248 million by means of a share capital increase of Telco S.p.A. and as to the remaining part through a financing made available by Intesa Sanpaolo S.p.A. and Mediobanca S.p.A., for a maximum amount of Euro 1,100 million, which has been utilised as of today for an amount of approximately Euro 925 million. Telco S.p.A.’s shareholders meeting has also resolved a further capital increase up to Euro 900 million, to be used to reimburse the abovementioned financing and aimed at allowing the entrance into the shareholding of Telco S.p.A. of other qualified Italian investors.

In addition, the following directors have been appointed to the board of Telco S.p.A.: Aldo Minucci (Chairman), Filippo Maria Bruno, Enrico Giliberti, Clemente Rebecchini, Gustave Stoffel, Maurizio Verbich, Ángel Vilá Boix, Ramiro Sánchez de Lérin García-Ovies, Miguel Escrig Melia and Sohail Qadri.

Finally the following directors have been appointed to the board of Olimpia S.p.A.: Aldo Minucci (Chairman), Filippo Maria Bruno, Enrico Giliberti, Giancarlo Olgiati, Clemente Rebecchini, Maurizio Verbich, Ángel Vilá Boix, Ramiro Sánchez de Lérin García-Ovies, Miguel Escrig Melia and Sohail Qadri.

RAMIRO SÁNCHEZ DE LERÍN GARCÍA-OVIES

General Secretary and

Secretary to the Board of Directors

TELEFÓNICA, S.A.

Further to the report registered yesterday, TELEFÓNICA, S.A., as provided in article 82 of the Spanish Stock Market Act (Ley del Mercado de Valores), hereby reports the following

SIGNIFICANT EVENT

TELEFÓNICA, S.A., ASSICURAZIONI GENERALI S.p.A., INTESA SANPAOLO S.p.A.,  MEDIOBANCA S.p.A. and SINTONIA S.A. (BENETTON) have acquired today, October 25th, 2007, the whole of the capital of OLIMPIA S.p.A., through the Italian company, TELCO S.p.A. which holds approximately 23.6% of the capital that confers voting rights of TELECOM ITALIA S.p.A.

Madrid, October 25th, 2007.

SPANISH NATIONAL SECURITIES MARKET COMMISSION

- MADRID

Gran Vía, 28 - 9ª Planta - 28013 Madrid

RAMIRO SÁNCHEZ DE LERÍN GARCÍA-OVIES

General Secretary and

Secretary to the Board of Directors

TELEFÓNICA, S.A.

Further to the reports registered on 30 April, 3, 7 and 8 May of this year, TELEFÓNICA, S.A., as provided in article 82 of the Spanish Stock Market Act (Ley del Mercado de Valores), hereby reports the following

SIGNIFICANT EVENT

According to information released yesterday, 23 October 2007, by the National Telecommunications Agency of Brazil (Anatel), the Governing Board of that agency yesterday authorised, subject to certain conditions, the acquisition of an indirect stake in TELECOM ITALIA S.p.A. by TELEFÓNICA, S.A.

As a result, TELEFÓNICA, S.A., ASSICURAZIONI GENERALI S.p.A., INTESA SANPAOLO S.p.A., MEDIOBANCA S.p.A. and SINTONIA S.A. (BENETTON) will in the coming days, after obtaining the relevant administrative authorisations, formally execute the acquisition of the whole of the capital stock of the Italian company OLIMPIA S.p.A., owner of shares representing 18% of the capital that confers voting rights of TELECOM ITALIA S.p.A.

As already indicated in the aforesaid reports of Significant Event, the acquisition will be done through an Italian joint venture company, TELCO S.p.A. (in which TELEFÓNICA, S.A. holds a 42.3% equity sótake), which, once the deal is completed, will hold approximately 23.6% of the TELECOM ITALIA S.p.A. voting capital (18% indirectly through OLIMPIA S.p.A. and 5.6% contributed by ASSICURAZIONI GENERALI S.p.A. and MEDIOBANCA S.p.A.).

The acquisition of OLIMPIA S.p.A. will entail an outlay by TELEFÓNICA, S.A. of 2.314 billion euros. Also, in accordance with the resolutions adopted this past 28 April, the acquisition of OLIMPIA S.p.A. will be partly financed with a loan of 1.1 billion euros granted to TELCO S.p.A. by INTESA SANPAOLO S.p.A. and MEDIOBANCA S.p.A. Furthermore, pursuant to the said resolutions and with the aim of financing repayment of the loan, the General Shareholders’ Meeting of TELCO S.p.A. will approve a capital increase in an amount of up to 900 million euros, which TELEFÓNICA, S.A. may subscribe and pay for in proportion to its stake in the capital of that company, within a time frame of six months.

Madrid, October 24th, 2007.

SPANISH NATIONAL SECURITIES MARKET COMMISSION

- MADRID

Gran Via, 28-9a Planta – 28013 Madrid